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                                                                    Exhibit 10.3

                                    AGREEMENT

     THIS SEVERANCE AGREEMENT AND MUTUAL RELEASE (the "Agreement") made and entered into at Cleveland, Ohio, as of the 5th day of May, 2003, by and between LAWRENCE S. HENDRICKS ("Executive") and RAINBOW RENTALS, INC., an Ohio corporation (the "Company"), is to evidence the following agreements and understandings:


                                   WITNESSETH:

     WHEREAS, Executive has been employed by the Company for many years and currently serves as Chief Operating Officer and a Director on the Company's Board of Directors;

     WHEREAS, Executive has determined to resign his employment with the Company and his position as Director, such resignation to be effective in each case as of May 5, 2003;

     WHEREAS, Executive is not aware of any past actions on his part that may give rise to any liability on his part to the Company or others; and

     WHEREAS, Executive acknowledges that after May 5, 2003, but for this Agreement, the Company would be under no continuing obligation (whether contractual or otherwise) to make any payments to him of any sort or nature except for: (i) unpaid salary accrued prior to May 5, 2003; (ii) unreimbursed expenses of the type reimbursed by the Company in accordance with its prevailing policies; and (iii) Executive's right to receive funds held pursuant to the Company's 401K plan for Executive's benefit.

     NOW, THEREFORE, Executive and Company (together, "Parties") hereto agree as follows:

     1. Termination of Employment. The Parties agree that the Executive's employment with the Company terminated as of May 5, 2003. Executive further resigns as a director and officer of the Company as of May 5, 2003. Executive agrees to execute and deliver to the Secretary of the Company a letter evidencing and affirming such resignations as of May 5, 2003.

     2. Salary Continuation.

          A. In consideration of the terms set forth in this Agreement, the Company agrees to pay Two Hundred and Eighty Thousand, Five Hundred Dollars ($280,500), representing Executive's annual salary and fixed bonus, over the period of twelve months, from June 1, 2003 through May 1, 2004, paid according to Company's normal payroll practices, less normal withholding and deductions required by law.

          B. If, by June 1, 2004, Executive has not found gainful, full-time employment, and has not commenced a substantial business venture which results in full-time employment, and there has been no Change in Control (as defined below), the Company further agrees to pay Two Hundred and Eighty Thousand, Five Hundred Dollars ($280,500), representing Executive's annual salary and fixed bonus, over the period of twelve months, from June 1, 2004 through May 30, 2005 ("Extended Severance Period"), paid according to

Company's normal payroll practices, less normal withholding and deductions required by law. Provided, however, that if at any time prior to or during the Extended Severance Period, (a) Executive gains or is engaged in full-time employment, (b) Executive commences a substantial business venture, or (c) there is a Change in Control of the Company (as defined below), the Company's payment obligations under Paragraph 2(A & B) shall immediately cease. "Change in Control" means the consummation of the sale of all or substantially all of the assets, or the sale or exchange of securities of Company whereby the stockholders of the Company immediately prior to said sale do not own at least 50% of the voting power of the acquiring entity, whether in a single transaction or in a series of transactions intended to be a single transaction.

     3. Expense Reimbursement. Company will reimburse to Executive all expenses incurred by Executive on behalf of Company which have not been reimbursed as of the date of this Agreement.

     4. Insurance. For the period from June 1, 2003 through May 1, 2004, Company will continue to provide all medical, disability and life insurance benefits previously provided to Executive, at the Company's cost.

     5. Estate planning. For the period from June 1, 2003 through May 1, 2004, Company will continue to make estate planning services available to Executive at the Company's sole cost, in a gross value not to exceed $5,000.

     6. Country club allowance. For the period of June 1, 2003 through May 1, 2004, Company will continue to pay $600.00 per month for Executive's country club allowance at Tippecanoe Country Club, Canfield, Ohio, on a monthly basis. Payment will be made directly to the Executive and Executive will no longer submit monthly invoices for payment.

     7. Vehicle lease. Executive has just ordered, but has not yet received, a new vehicle under a two-year lease. For the duration of that lease, Company will pay the full monthly lease amount directly to the lessor. Executive agrees, upon the termination of the lease, to return the vehicle and to be responsible for any additional charges incurred in connection with the lease, including but not limited to over-mileage fees and damages to the vehicle. Executive further agrees that Executive is solely responsible for the use and operation of the vehicle during the lease, agrees to maintain adequate insurance for same, and finally agrees to indemnify and hold harmless Company, including attorneys' fees, for any alleged liability arising from the use of the vehicle by any party whatsoever during the duration of the lease. The Parties expressly agree that by providing the lease payments, the Company assumes no other liability or responsibility for the vehicle.

     8. Personal items. Company will give to Executive the personal items acquired by the Company for Executive, including but not limited to his computer and cellular phone.

     9. Press release. Company will issue the press release attached hereto as Exhibit A, which has been reviewed and approved by Executive.

     10. SEC reporting. Executive acknowledges and agrees that from and after May 5, 2003 he shall be responsible for timely filing all reports required under Sections 13, 14, or 16 of


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the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, with respect to his actions, and Executive further agrees to provide copies to the Company of all such reports. Executive acknowledges that the Company shall have the full right to rely on the accuracy of such reports.

     11. Release of Claims and Covenant Not to Sue.

          A. In further consideration for the amounts to be paid by the Company to Executive hereunder, Executive does hereby release and forever discharge the Company and its respective directors, officers, executives, shareholders, agents (including, but not limited to, accountants and attorneys) (such individuals and the Company are hereunder collectively referred to as "Released Parties") from all claims, causes of action and liabilities of every kind and description whatsoever, known and unknown, foreseen and unforeseen, suspected and unsuspected, asserted or unasserted, which Executive has or may have against them or any of them by reason of any fact, matter or thing from the beginning of the world to the date of this Agreement, with the sole exception of: (i) claims arising out of the breach of any of Company's obligations under this Agreement; and (ii) payments due Executive under the Company's 401k plan (collectively, the "Retained Claims"). Without limiting the generality of the preceding sentence, Executive does hereby release the Released Parties from all claims, causes of action and liabilities arising from or relating to: (i) his employment or other association with the Company; (ii) any right which Executive has, had or may have had to receive any sum of money of the Company; (iii) any rights or claims which Executive may have against the Company for any cause whatsoever; (iv) any claims for salary, bonuses, vacation pay, fringe benefits, director's fees, business expenses and allowances or severance pay; (v) claims based on oral or written contracts; (vi) claims arising under any federal or state statutes, including but not limited to, claims asserting discrimination on account of age, race, color, sex, religion, national origin or veteran or handicap status and claims under the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, ERISA, Title VII of the 1964 Civil Rights Act and the Older Worker Benefit Protection Act; (vii) claims for damages for breach of contract or implied contract; (viii) claims based on personal injury, including without limitation, infliction of emotional distress; (ix) wrongful termination or breach of covenant of good faith and fair dealing; (x) claims asserting defamation, interference with contract or business relationships or promissory estoppel; and (xi) claims relating to Executive's ownership, acquisition and/or sale of Company stock. Provided, however, that in order not to lose the benefit of any applicable D&O or other insurance, Executive does not waive any claims that could be made in or through subrogation by Executive (and/or any applicable insurer) against Company in the event that a third party brings suit against the Company and/or Executive.

          Executive covenants and agrees that he will never assert a claim or institute any cause of action or file a charge based on claims, causes of action and liabilities of every kind and description whatsoever, known and unknown, foreseen and unforeseen, suspected and unsuspected, asserted or unasserted, which Executive has or may have against the Company or any other Released Party by reason of any fact, matter or thing from the beginning of the world to the date of this Agreement (except for Retained Claims) with any court of law or administrative tribunal, and further agrees that should he violate the foregoing covenant not to sue by asserting a claim, instituting an action or filling a charge against the Company or any


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other Released Party which is prohibited under this Agreement, Executive will pay all of the Company's or other Released Party's costs and expenses (including, without limitation, attorneys' fees) of defending against the suit incurred by the Company or any other Released party. Executive acknowledges and agrees that the monetary benefits provided in this Agreement constitute sufficient consideration for the Release and Covenant Not to Sue contained herein, that there are substantial benefits to Executive, and Executive further acknowledges that he has voluntarily and knowingly entered into this Agreement with an understanding of its terms and meanings.

          Executive acknowledges that the Company has notified him that, under federal law: (i) Executive has twenty-one (21) days from the date of receipt by Executive of this Agreement to consider and release and covenant not to sue solely with respect to claims arising under the ADEA; and (ii) the release of claims and covenant not to sue under the ADEA are not enforceable for a period of seven (7) days following the execution by Executive of this Agreement ("ADEA Waiting Period") and may be revoked by Executive during such time. Revocation of the release of claims under ADEA may be effected by Executive solely by notifying the Company in writing of his revoke and delivering such notice to the Company within the aforesaid ADEA Waiting Period. If Executive delivers such a revocation, all of the obligations of the Parties hereunder are null and void, and of no effect.

          B. In consideration for Executive's agreements, obligations and covenants contained in this Agreement, the Company does hereby release and forever discharge Executive and his heirs, executors administrators, personal representatives, successors and permitted assigns, from all claims, causes of action and liabilities of every kind and description whatsoever, known and unknown, foreseen and unforeseen, suspected or unsuspected, asserted or unasserted, which the Company has or may have against Executive by reason of any fact, matter or thing from the beginning of the world to the date of this Agreement, except for claims arising out of the breach by Executive of any of his obligations, representations, warranties and covenants under this Agreement. Without limiting the generality of the preceding sentence, the Company does hereby release Executive from all claims, causes of action and liabilities arising from or relating to Executive's previous employment (including his services as a director) with the Company and/or the circumstances giving rise to the execution and delivery of this Agreement. The Company covenants and agrees that it will never assert or institute any cause of action or file a charge arising from or relating to Executive's previous employment with the Company and/or the circumstances giving rise to the execution and delivery of this Agreement, and further agrees that should the Company violate the foregoing covenant not to sue by instituting an action or filing a charge against Executive which is prohibited under this Agreement, Company will pay all costs and expenses (including, without limitation, attorneys' fees) of defending against the suit incurred by Executive. Provided, however, that in order not to lose the benefit of any applicable D&O or other insurance, Company does not waive any claims that could be made in or through subrogation by Company (and/or any applicable insurer) against Executive in the event that a third party brings suit against the Company and/or Executive.

          C. Except as is expressly stated in Paragraphs 11(A) and 11(B), nothing contained in those paragraphs shall inure to the benefit of any third party to this agreement.


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     12. Non-solicitation and non-competition; Termination of Existing
Employment Agreement. Executive covenants and agrees that during the two-year period of May 5, 2003 through April 30, 2005, Executive will not, directly or indirectly solicit or entice for employment or hire any current Company employee. Executive further covenants and agrees that during the two year period of May 5, 2003 through April 30, 2005, Executive will not, directly or indirectly, aid, advise, consult with, or in any way become associated with any business entity in the rental purchase industry (whether as an employee, representative, agent, independent contractor, director, or in any other capacity) any of the following entities or their respective successors (whether by way of acquisition, merger, consolidation, combination, reorganization, bankruptcy or other proceedings), including but not limited to Aaron's, Rent-a-Center, Rentway and/or Rent*Rite.

     13. Confidentiality. Executive agrees to keep the substance of the negotiations and the terms and conditions of this Agreement strictly confidential. Executive further agrees not to disclose the substance of the negotiations or the terms and conditions of this Agreement, except to his tax, financial and/or legal advisors or members of his immediate family, each of whom will also have an obligation of confidentiality. Should the Company determine, within its reasonable discretion, that it is necessary to disclose this Agreement to the SEC or to the Company's shareholders in order to comply with state or federal law, such disclosure shall render the provisions of this paragraph null and void.

     14. Non-Disparagement. The Company agrees not to disparage Executive's professional or personal reputation. Executive agrees not to disparage the Company or the professional or personal reputation of any Company officer, director or employee.

     15. Voting. Executive agrees that, during the period from May 5, 2003 through April 30, 2005, Executive will not acquire, offer or propose to acquire, or agree to acquire, either individually or with a "group" within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, any shares of Common Stock of the Company ("Rainbow Shares") and, further, in the event any matter is presented to the shareholders of the Company for a vote, Executive agrees not to vote his existing Rainbow Shares in a manner adverse to the recommendation made by the Board of Directors of the Company. The foregoing limitation shall not apply to any Rainbow Shares currently owned by Executive that are sold on the open market or in a privately-negotiated sale.

     16. Right of First Refusal.

          A. If Executive receives a bona fide written offer (the "Third Party Offer") from any person or entity who is not a party to this Agreement (the "Third Party") to purchase all or a portion of his existing Rainbow Shares (the "Offered Interest"), and Executive desires to accept the Third Party Offer, then the Executive shall notify the Company in writing of the identity of the Third Party and shall attach a photocopy of the Third Party Offer.

          B. The Company shall have the right, but not the obligation, to purchase the Offered Interest at the same purchase price and upon substantially the same terms and conditions as are contained in the Third Party Offer. The Company's option to purchase shall be


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exercisable by giving written notice to the Executive within thirty (30) days after the Executive gives notice of the Third Party Offer. If the Company fails to exercise its option in this manner, then Executive may sell all of the Offered Interest to the Third Party on the same terms and conditions as are contained in the Third Party Offer.

     17. Miscellaneous.

          A. Notices. All notices, request, demands or other communications hereunder must be in writing executed by an authorized representative of the party responsible therefor, and must be given either by hand delivery or telecopy or other telecommunications device capable of creating a written record (confirmed by registered or certified mail or by overnight courier):

          If to Company:   Rainbow Rentals, Inc.
                           3711 Starr Centre Drive
                           Canfield, Ohio 44406
                           ATTN: Wayland Russell

          With a copy to:  Kahn Kleinman, L.P.A.
                           2600 Tower at Erieview
                           1301 East Ninth Street
                           Cleveland, Ohio 44114-1824
                           Attention: Marc H. Morgenstern, Esq.
                           Telecopier Number: (216) 623-4912

          If to Executive: Lawrence S. Hendricks
                           1135 Fox Den Trail
                           Canfield, Ohio 44406

          B. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          C. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes and cancels any and all prior discussions, correspondence, agreements or understandings (whether oral or written) between the parties hereto with respect to such matters.

          D. Binding Effect/Assignability. This Agreement shall inure to the benefit of and shall bind the Company and its successors and assigns (whether by way of sale of assets, merger, consolidation, combination, reorganization, bankruptcy or other proceedings), and Executive, his heirs, representatives, successors and permitted assigns. With respect to Company, in connection with any sale of all or substantially all of its assets, any merger in which Company is not the surviving corporation, or any consolidation involving Company, Company may assign this Agreement to the purchasing entity, surviving entity, or consolidated entity.


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          E. Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the Agreement. The Parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be overly broad or unenforceable, such court is hereby empowered and authorized to limit such restriction so that it is enforceable for the longest duration of time and greatest scope possible.

          F. Governing Law/Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any claim or action arising hereunder shall be settled before a single arbitrator in Cleveland, Ohio under the commercial rules of the American Arbitration Association then in effect, and judgment upon such award rendered by the arbitrator may be entered in any court of competent jurisdiction. The arbitrators' fee shall be split equally among the parties. Notwithstanding the foregoing, the Parties shall have the same rights of discovery under the Ohio Rules of Civil Procedure as if the dispute had been filed as an original action in an Ohio court of original jurisdiction.

          G. Injunctive Relief. Notwithstanding the foregoing paragraph 17(F), in the event Executive violates any of his obligations under paragraphs 12 and 13 hereof, in addition to any other remedies available in law or equity, Company may apply to any court of competent jurisdiction for an injunction to prohibit further violations. Executive acknowledges that in the event that he breaches any of his obligations in those paragraphs, that Company will be irreparably damaged for which it will have no adequate remedy at law.

     IN WITNESS WHEREOF, the parties hereto have set their hands as of the date written above.


                                        RAINBOW RENTALS, INC.


/s/ LAWRENCE S. HENDRICKS               By: /s/ WAYLAND J. RUSSELL
---------------------------                 ------------------------------------
LAWRENCE S.  HENDRICKS,                     Wayland J. Russell
Individually                                Chief Executive Officer


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